As filed with the Securities and Exchange Commission on January 29, 2010
Registration No. 333-163077

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
TO THE

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nature’s Call Brands Inc.

 (Exact name of registrant as specified in its charter)

                                      Nevada

 (State or other jurisdiction of incorporation or organization)

                                      3630

 (Primary Standard Industrial Classification Code Number)

                                 27-1269503

 (I.R.S. Employer Identification Number)

         2625 Butterfield Rd.Ste.138S, Oak Brook, IL 60523; Tel: (630) 574-0226, Fax: (630) 574-0271

 (Address, including zip code, and telephone number, including are code, of registrant’s principal executive offices)

  Andrian Burenta, C.E.O.,2625 Butterfield Rd.Ste.138S, Oak Brook, IL 60523; Tel: (630) 574-0226

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Karen Batcher, Esq., Synergen Law Group, 744 Otay Lakes Road, #143, Chula Vista, CA,

Tel:  (619) 475-7882, Fax:  (619) 512-5184

                  As soon as practicable after the effective date of this registration statement

 (Approximate date of commencement of the proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer [  ]                                                                                 Accelerated Filer    [  ]

 Non-Accelerated Filer [  ]  (Do not check if a smaller reporting company)            Smaller Reporting Company [X]

Proposed
		Maximum	Proposed Maximum
Class of Securities to be	Amount to be	Offering Price	Aggregate Offering	Amount of
Registered	Registered	per Share	Price	Registration Fee (1)

Common Stock	30,000,000	$0.010	$300,000	$ 17

[1] Estimated solely for purposes of calculating the registration fee under Rule 457.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Nature’s Call Brands Inc.

SHARES OF COMMON STOCK

3,000,000 MINIMUM - 30,000,000 MAXIMUM

Before this Offering, there has been no public market for our common stock.  In the event that we sell at least the minimum number of shares in this Offering, of which there is no assurance, we intend to have our shares of common stock quoted on the Over-the-Counter Bulletin Board operated by the Financial Industry Regulatory Authority.  There is no assurance that our shares will ever be quoted on the Over-the-Counter Bulletin Board.

We are offering 3,000,000 shares of common stock minimum, 30,000,000 shares of common stock maximum in a direct public offering, without any involvement of underwriters or broker/dealers. The offering price is $0.010 per share.  In the event that 3,000,000 shares are not sold within 180 days of the effective date of our Prospectus, or within an additional 90 days if we choose so, all money received by us will be promptly, returned to you with interest and without deduction of any kind.   We will return your funds to you in the form a cashier’s check sent by Federal Express on the 181st day or, if extended, on the 271st day.  If at least 3,000,000 shares are sold within 180 days of the effective date of our Prospectus or, if extended, within the additional 90 days, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate bank account. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 180 days or, if extended, 270 days. Collected funds are deemed funds that have been paid by the drawee bank. The foregoing account is not an escrow, trust or similar account.  It is merely a separate interest bearing savings account under our control where we have segregated your funds. There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. Only our officers and Directors will have access to the account. You will not have the right to withdraw your funds during the offering. You will only receive your funds back if we do not raise the minimum amount of the offering within 180 days or, if extended, 270 days. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding. If we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.  As a result, you may lose your entire investment notwithstanding the purported minimum offering provisions because the funds are not held in an escrow account and are potentially subject to creditor claims.

There are no arrangements to place the funds in an escrow, trust, or similar account.

An investment in our common stock involves a high degree of risk.  See "Risk Factors" starting on page 7.

Our common stock will be sold on our behalf by Andrian Burenta, Pavel Krykov and Inga Cebanu, our Directors.  Our Directors will not receive any commissions or proceeds from the offering for selling shares on our behalf.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.010	$0.0033	$0.0067
Per Share - Maximum	$0.010	$0.0003	$0.0097
Minimum	$30,000	$9,917	$20,083
Maximum	$300,000	$9,917	$290,083

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 29, 2010.

Table of Contents

Summary of Prospectus
Our Company	5
The Offering	5
Selected Financial Data	6
Risk Factors	7
Use of Proceeds	13
Determination of Offering Price	13
Dilution of the Price per Share	14
Plan of Distribution; Terms of the Offering	15
Section 15(g) of the Exchange Act	16
Offering Period and Expiration Date	17
Procedures for Subscribing	17
Right to Reject Subscriptions	17
Management’s Discussion and Analysis or Plan of Operation	17
Limited Operating History; Need for Additional Capital	17
Results of Operations	18
Liquidity and Capital Resources	18
Description of our Business and Properties	18
Background	18
Water Treatment Technology Overview	19
Market Overview	21
Competition	22
Our Business	23
Description of Property	29
Directors, Executive Officers and Control Persons	29
Executive Compensation	30
Security Ownership of Certain Beneficial Owners and Management	31
Certain Relationships and Related Transactions	31
Description of Securities	32
Common Stock	32
Voting Rights	32
Dividend Policy	32
Shares Eligible for Future Sale	32
Interests of Named Experts and Counsel	33
Reports to Security Holders	34
Financial Statements	34

PROSPECTUS SUMMARY

 The following summary highlights selected information contained in this Prospectus.  This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this Prospectus, including but not limited to, the risk factors beginning on page 8.  References to “we,” “us,” “our,” “Nature’s Call Brands” or the “Company” mean Nature’s Call Brands Inc.

Forward-Looking Statements

This Prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Our actual  results  may  differ   materially   from  those   anticipated  in  these forward-looking  statements  for many  reasons,  including the risks faced by us described in the "Risk Factors" section and elsewhere in this Prospectus.

Our Company

We were formed on December 3, 2007.  Our plan is to export and sell water filtration systems manufactured in North America for residential and commercial use to emerging markets of Russia and other Eastern European countries.

We generated $11,254 in revenues from sales of countertop reverse osmosis water treatment systems, have incurred $29,129 in losses since our inception on December 3, 2007, and have relied upon the sale of our securities in unregistered private placement transactions and cash advances from our directors to fund our operations.  We are a development stage company and we do not expect to generate revenue for the next 12 months which would be sufficient to sustain our operations.  Accordingly, for the foreseeable future, we will continue to be dependent on additional financing in order to maintain our operations and continue with our corporate activities.  Due to the uncertainty of our ability to meet our financial obligations and to pay our liabilities as they become due, in their report on our financial statements for the years ended November 30, 2009, and 2008, our registered independent auditors included additional comments indicating concerns about our ability to continue as a going concern.  Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our registered independent auditors.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

This Offering and any investment in our common stock involves a high degree of risk.  If we are unable to generate significant revenue, we may be obliged to cease business operations due to lack of funds.  We face many challenges to continue operations, including our lack of operating history, lack of revenues to date, and the losses we have incurred to date.  Please review the "Risk Factors" starting on page 8 of this offering.

Our Directors collectively own 100% of the outstanding shares of our common stock as of the date of this Offering.  If minimum amount of the shares will be sold, our Directors will own 66.67% of our outstanding common stock.  Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets.  The interests of our directors may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Our principal executive offices are located, and our telephone number at that address is 2625 Butterfield Rd. Ste. 138S, Oak Brook, IL, 60523, Phone: (630) 574-0226.

The Offering

Following is a brief summary of this Offering:

Securities being offered:	3,000,000 shares of common stock minimum and 30,000,000 shares of common stock maximum, par value $0.001
Offering price per share:	$ 0.010

Offering period:	The shares are being offered for a period not to exceed 180 days, unless extended by our Board of Directors for an additional 90 days.

Net proceeds to us:	Approximately $20,083 assuming the minimum number of shares is sold. Approximately $290,083 assuming the maximum number of shares is sold.
Use of proceeds:	We will use the proceeds to pay for administrative expenses, the implementation of our business plan, and general working capital. (i)

Number of shares outstanding before the offering:	6,000,000
Number of shares outstanding after the offering if all of the shares are sold:	9,000,000 (if minimum number of shares are sold) 36,000,000 (if maximum number of shares are sold)

 (i) If the minimum amount of the shares is sold we will use the proceeds to pay for offering expenses of $9,917.  Of the $9,917, the amounts to be paid from the proceeds for expenses of the offering are: $4,500 for audit and accounting fees; $1,000 for filing fees; $3,600 for legal fees; $17 for registration fee; and $800 for transfer agent fees.  We will use the rest of the funds (net of offering expenses) for inventory purchase ($4,000), payment of current liabilities ($6,000), execution of marketing plan ($2,000), travel expenses ($2,000), and for general working capital ($6,083).  If the maximum amount of the shares is sold, we will pay all of our outstanding liabilities as of November 30, 2009, totaling $25,259 which represents current accounts payable and accrued liabilities of $22,570 and the amounts owed to our director for expenses incurred on behalf of the company in the amount of $2,689.

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this Prospectus.

The summary information below should be read in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements and notes thereto included elsewhere in this Prospectus.

Income Statement Data:

	Year Ended	From December 3, 2007 (inception), Through
	November 30,	November 30,
	2009	2008
	(Audited)	(Audited)
Revenue	$11,254	$0
Expenses	$22,434	$9,763
Net Income (Loss)	$(19,366)	$(9,763)

Balance Sheet Data:

	As of November 30,	As of November 30,
	2009	2008
	(Audited)	(Audited)
Working Capital (deficit)	$(23,129)	$(8,763)
Total Assets	$2,130	$283
Total Liabilities	$25,259	$9,046

As of November 30, 2009, we had a working capital deficit of $23,129 and accumulated losses of $29,129 since inception.

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

This Offering and any investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock.

If any of the following risks actually occur, our business, financial condition and results of operations could be harmed.  The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

INDUSTRY RISK FACTORS

We are susceptible to general economic conditions, and a downturn in our industries or a reduction in spending by consumers could adversely affect our operating results.

The household appliances industry in general has historically been characterized by a high degree of volatility and subject to substantial cyclical variations.  Our operating results will be subject to fluctuations based on general economic conditions, in particular conditions that impact consumer spending and housing construction activity.  A downturn in construction, or housing sectors could be expected to directly and negatively impact sales of our portfolio products in these sectors, which could cause a decrease in revenue and harm our sales.  Difficult economic conditions could also increase the risk of extending credit to our distributors and retailers.  In the event we enter into a factoring relationship, a customer’s financial problems would limit the amount of customer receivables that we could assign to such factor on the receivables, and could cause us to assume more credit risk relating to those assigned receivables or to curtail business with that customer.

Our international operations are subject to political, economic risks and foreign currency fluctuations.

We expect that most of our sales will be generated outside the United States.  We will be accordingly subject to a number of risks relating to doing business internationally, any of which could significantly harm our business, including:

•	political and economic instability;
•	inflation;
•	exchange controls and currency exchange rates;
•	foreign tax treaties and policies; and
•	restrictions on the transfer of funds to and from foreign countries.

Our financial performance on a U.S. dollar denominated basis is also subject to fluctuations in currency exchange rates.  These fluctuations could cause our results of operations to vary materially.  From time to time, we may enter into agreements seeking to reduce the effects of our exposure to currency fluctuations, but these agreements may not be effective in reducing our exposure to currency fluctuations or may not be available at a cost effective price.  We are not currently entered into any of these agreements.

We operate in very competitive markets and may be unable to compete effectively in the worldwide household appliances industry.

Competition in the household appliances retailing industry is intense.  We face a variety of competitive challenges from domestic and international retailers, distributors, and manufacturers including a number of competitors that have substantially greater financial and marketing resources than we do.  The principal competitive factors include quality and assortment of products, products price, schedules and reliability of delivery, and the range and quality of customer services.  Due to limited financing, and fierce competition from multinational wholesalers and retailers we may not be able to generate revenues and will have to cease operations.  In addition, it is possible that mass-market discount retailers will increase their investment and enclose water treatment products in their retail operations, thereby achieving greater market penetration and placing additional competitive pressures on our business.

Many of our competitors are larger than we are and have substantially greater resources than we have and, as a result, may be able to adapt more quickly to changing market conditions and exploit new opportunities and supply their products more quickly and effectively than us.  Many of these wholesalers and retailers have better name recognition among consumers and purchase significantly more merchandise from vendors.

Our dependence on independent manufacturers reduces our ability to control the quality, price, and shipment of the products we re-sell, which could harm our sales, reputation, and overall profitability.

We will depend on independent manufacturers to maintain sufficient manufacturing and shipping capacity in an environment characterized by declining prices, labor shortages, continuing cost pressure and increased demands for product innovation and speed-to-market.  This dependence could subject us to difficulty in obtaining timely delivery of products of acceptable quality.  In addition, a contractor’s failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers.  The failure to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, impose non-compliance charges through invoice deductions or other charge-backs, demand reduced prices, or reduce future orders, any of which could harm our sales, reputation, and overall profitability.  We will depend on third parties to transport and deliver the products we will re-sell.  Due to the fact that we do not have any independent transportation or delivery capabilities of our own, if these third parties are unable to transport or deliver our merchandise for any reason, or if they increase the price of their services, including as a result of increases in the cost of fuel, our operations and financial performance may be adversely affected.

We currently do not have long-term agreements with any of our potential brand manufacturers, and any of these manufacturers may unilaterally terminate their relationship with us at any time in the future.  There is also substantial competition among wholesalers for quality brand manufacturers.  To the extent we are unable to secure or maintain relationships with quality brand manufacturers, our business could be harmed.

General economic conditions, including difficult credit and residential and commercial construction markets, affect demand for our products.

 We will compete mostly in residential and commercial markets.  The global credit crisis and recession have adversely affected the robustness of these markets.  Important factors for our businesses include the overall strength of the economy and our customers’ confidence in the economy; industrial and governmental capital spending; the strength of the residential and commercial real estate markets; unemployment rates; availability of consumer and commercial financing for our customers and end-users; and interest rates.  New construction for residential housing and home improvement activity fell dramatically in both 2008 and 2009, which will have a negative effect on our revenue growth.  We believe that weakness in this market and the recent dramatic slowdown in residential and commercial markets will likely negatively affect our revenues and future profit margins.  Any continuing weakness in these markets beyond 2009 will negatively affect our sales and financial performance in future periods.

COMPANY RISK FACTORS

We lack an operating history and have losses which we expect to continue into the future.  There is no assurance our future operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, our business will fail.

We were incorporated on December 3, 2007, have realized $11,254 in revenues, and incurred $29,129 in losses since inception.  We have very little operating history upon which an evaluation of our future success or failure can be made.  Based upon current plans, we expect to incur net operating losses in future periods because we will be incurring expenses and generating revenues, which may not be sufficient to cover our operating costs.  We cannot guarantee that we will be successful in generating significant revenues in the future.  Failure to achieve a sustainable sales level will cause us to go out of business.

We are mainly dependent upon the funds to be raised in this offering to advance our business, the proceeds of which may be insufficient to achieve adequate revenues to remain in business and our business will fail.

We have limited operations.  We need the proceeds from this offering to pay for inventory, marketing, professional fees, travel and general and administrative expenditures.  We may need additional funds to complete further development of our business plan to achieve a sustainable sales level where ongoing operations can be funded out of revenues.  There is no assurance that any additional financing will be available, or if available, on terms that will be acceptable to us.  If we are not able to obtain needed financing, we may have to cease operations and investors will lose all of their investment.

There is substantial uncertainty as to whether we will continue operations.  If we discontinue operations, you could lose your investment.

Our registered independent auditors have discussed their uncertainty regarding our business operations in their audit report dated January 15, 2010.  This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months.  The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business.  As such, we may have to cease operations and you could lose your entire investment.

We depend on key personnel.

Our  future  success  will  depend  in  part  on the  continued  service  of key personnel,  particularly, Andrian Burenta, our  President  and  Chief  Executive Officer, and  Pavel Krykov, our Director.  Our future success will also depend on our ability to attract and retain key managers, sales people, and others.  We face intense competition for these individuals from well-established multinational, national, and regional wholesale and retail companies.  We may not be able to attract qualified new employees or retain existing employees, which may have a material adverse effect on our results of operations and financial condition.

Because our Directors will own 66.67% of our outstanding common stock, if the minimum amount of the offering will be sold, they could make and control corporate decisions that may be disadvantageous to other minority shareholders.

Our Directors, Andrian Burenta, Pavel Krykov and Inga Cebanu, own 100% of the outstanding shares of our common stock as of the date of this Offering.  If minimum amount of the shares will be sold, our Directors will own 66.67% of our outstanding common stock.  Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets.  They will also have the power to prevent or cause a change in control.  The interests of our directors may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in Nature’s Call Brands Inc.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future.  To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend.  Because we do not intend to declare dividends, any gain on an investment in Nature’s Call Brands will need to come through appreciation of the stock’s price.

Failure to achieve and maintain effective internal controls in accordance with section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes, and reporting procedures required by the Sarbanes-Oxley Act.  We may need to hire additional financial reporting, internal auditing, and other finance staff in order to develop and implement appropriate additional internal controls, processes, and reporting procedures.  If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires of publicly traded companies.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the  Sarbanes-Oxley  Act and current SEC regulations, beginning  with our  annual  report on Form 10-K for our  fiscal  period  ending November 30, 2009, we will be required to prepare  assessments  regarding internal controls over  financial  reporting and beginning with our annual report on Form 10-K for our  fiscal  period  ending  November 30,  2010,  furnish a report by our management on our internal control over financial  reporting.  We have begun the process of documenting and testing our internal  control  procedures in order to satisfy these  requirements,  which is likely to result in increased general and administrative  expenses  and may  shift  management  time  and  attention  from revenue-generating  activities to compliance activities.  While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis.  There also can be no assurance that our auditors will be able to issue an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting.  Failure to achieve and maintain an effective   internal control   environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition,  in connection with our on-going assessment of the effectiveness of our  internal  control  over  financial  reporting,  we may  discover  "material weaknesses" in our internal controls as defined in standards  established by the Public Company Accounting  Oversight Board, or the PCAOB.  A material weakness is a significant  deficiency,  or  combination of  significant  deficiencies,  that results in more than a remote  likelihood  that a material  misstatement  of the annual or interim  financial  statements will not be prevented or detected.  The PCAOB defines "significant deficiency" as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material  weakness is identified,  we will employ  qualified personnel  and adopt and  implement  policies  and  procedures  to  address  any material  weaknesses  that we identify.  However,  the process of designing  and implementing effective internal controls is a continuous effort that requires us to  anticipate  and  react to  changes  in our  business  and the  economic  and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting  obligations as a public  company.  We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.  Any failure to complete our  assessment  of our  internal  control over financial  reporting,  to remediate any material weaknesses that we may identify or to implement new or improved controls,  or difficulties  encountered in their implementation,  could harm our operating results,  cause us to fail to meet our reporting  obligations  or result in  material  misstatements  in our  financial statements.  Any such  failure  could also  adversely  affect the results of the periodic  management  evaluations of our internal controls and, in the case of a failure  to  remediate  any  material  weaknesses  that we may  identify,  would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley  Act.  Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

RISK FACTORS RELATING TO OUR COMMON STOCK AND THIS OFFERING

There is no public (trading) market for our common stock and there is no assurance that the common stock will ever trade on a recognized exchange or dealers’ network; therefore, our investors may not be able to sell their shares.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock.  We have not taken any steps to enable our common stock to be quoted on the OTC Bulletin

Board, and can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop.  As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock.  Neither we nor our selling stockholders have engaged an underwriter for this Offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities.  A trading market may not develop in the future, and if one does develop, it may not be sustained.  If an active  trading market does  develop,  the  market  price of our  common  stock is  likely to be highly volatile due to, among other  things,  the nature of our business and because we are a new public company with a limited operating  history.  Further, even if a public market  develops,  the  volume  of  trading  in our  common  stock  will presumably be limited and likely be dominated by a few individual  stockholders.  The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time.  The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

      -   variations in our quarterly operating results;

     -    changes in general economic conditions and in the housing construction and household appliance industry;

     -    announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments;

     -    loss of a major customer, partner or joint venture participant; and

     -    the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion,  experienced  significant price and volume fluctuations that have affected the market prices for many companies' securities and that  have  often  been  unrelated  to the  operating  performance  of these companies.  Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.  As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

You could be diluted from our future issuance of capital stock and derivative securities.

As of November 30, 2009, and January 29, 2010 we had 6,000,000 shares of common stock outstanding and no shares of preferred stock outstanding.  We are authorized to issue up to 75,000,000 shares of common stock and no shares of preferred stock.  To the extent of such  authorization,  our Board of  Directors  will have the  ability, without seeking stockholder approval, to issue additional shares of common stock or  preferred  stock  in the  future  for  such  consideration  as the  Board of Directors may consider  sufficient.  The issuance of additional common stock or preferred stock in the future may reduce your proportionate ownership and voting power.

If our common stock is accepted for quotation on the OTC Bulletin Board, the application of the “Penny Stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.  The Securities and Exchange Commission has adopted Rule 3A51-1, which establishes the definition of a “Penny Stock,” for the purposes relevant to us, as any equity security that has market price of less than $5.00 per share or within an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, Rule 15G-9 require:

      -    that a broker or dealer approve a person's account for transactions in penny stocks; and

      -   the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

 In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      -   obtain financial information and investment experience objectives of the person; and

      -   make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

    -   sets forth the basis on which the broker or dealer made the suitability determination; and

     -   that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     -   Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations.

We expect the market for our common shares to be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

We will incur increased costs as a result of being a public company, which could affect our profitability and operating results.

The Sarbanes-Oxley Act of 2002 and the new rules subsequently implemented by the Securities and Exchange Commissions, the NASDAQ National Market and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices.  We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.  These costs could affect profitability and our results of operations.

FORWARD-LOOKING STATEMENTS

This Prospectus  contains  forward-looking  statements which involve assumptions and describe our future  plans,  strategies  and  expectations,  are  generally identifiable   by  use  of  the  words  "may,"   "will,"   "should,"   "expect," "anticipate,"  "estimate,"  "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.  These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.

Such  forward-looking  statements  include  statements  regarding,  among  other things, (i) the potential markets for our products, our potential profitability and cash flows, (ii) our growth  strategies,  (iii)  anticipated  trends in the water treatment systems industry,  (iv) our  future  financing  plans and (v) our  anticipated  needs for working  capital.  This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements.  These statements may be found under “Management's Plan of Operation" and "Description of Our Business and Properties," as well as in this Prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur.  In addition to the information expressly required to be included in this filing, we will provide such further material  information,  if any, as may be necessary to make the required statements,  in light of the circumstances under which they are made, not misleading.

Although  forward-looking  statements  in this  Prospectus  reflect  the good  faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks,  business,  economic and other risks and  uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus.  We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Prospectus, other than as may be required by applicable law or regulation.  Readers are urged to carefully review and consider the various disclosures made by us in our Prospectus which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows.  If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.  We will have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities until, if ever, we generate positive cash flow from operations.

Use of Proceeds

Our Offering is being made on a self underwritten basis - with a minimum of $30,000 in gross proceeds.  The table below sets forth the use of proceeds if $30,000 (i.e. gross proceeds of the minimum offering) or $300,000 (i.e. gross proceeds of the maximum offering) of our common stock is sold.

	Minimum	Maximum
Gross proceeds	$30,000	$300,000
Offering expenses	9,917	9,917
Net proceeds	$20,083	$290,083

The net proceeds will be used as follows:

Outstanding liabilities	$6,000	$21,262
Marketing	2,000	60,000
Travel expenses	2,000	20,000
Inventory	4,000	100,000
Logistics	-	40,000
General and administrative	6,083	48,821
TOTAL	$20,083	$290,083

Total offering expenses are approximately $9,917.  Of the $30,000, the amounts to be paid from the proceeds for expenses of the offering are: $3,600 for legal fees; $1,000 for filing fees; $4,500 for audit and accounting fees; $800 for transfer agent fees; and $17 for registration fee.

If the minimum amount of the shares is sold, we will use the proceeds to pay some of our outstanding, as of November 30, 2009, liabilities of approximately $6,000, which represent the following amounts:  accounting fees of $3,000, organization costs of $775, office rent of $225, and travel and promotion expenses of $2,000.  If the maximum amount of the shares is sold, we will pay all of our outstanding liabilities as of November 30, 2009, totaling $25,259 which represents current accounts payable and accrued liabilities of $22,570 and the amounts owed to our director for expenses incurred on behalf of the company in the amount of $2,689.

In the future, in addition to equity financing, we may rely on loans from our Directors and officers to continue our operations; however, there are no assurances that our Directors will provide us with any additional funds.  Currently, we do not have any arrangements for additional financing.  If we are not able to obtain needed financing, we may have to cease operations.

Determination of Offering Price

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $300,000 in this Offering.  The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value.  Among the factors considered were:

  our cash requirements;
  the proceeds to be raised by the offering;
  our lack of operating history; and
  the amount of capital to be contributed by purchasers in this Offering in proportion to the amount of stock to be retained by our existing shareholder.

Dilution of the Price per Share

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this Offering.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  As of November 30, 2009, the net tangible book value of our shares of common stock was a deficit of $(23,129) or approximately $(0.0039) per share based upon 6,000,000 shares outstanding.

If the maximum number of the shares is sold:

Upon completion of this Offering, in the event all of the shares are sold, the net tangible book value of the 36,000,000 shares to be outstanding will be $276,871, or approximately $0.0077 per share.  The amount of dilution to the shareholders acquiring shares in this offering will be $0.0023 per share.  The net tangible book value of the shares held by our existing shareholder will be increased by $0.0116 per share without any additional investment on their part.  The shareholders acquiring shares in this Offering will incur an immediate dilution from $0.010 per share to $0.0077 per share.

After completion of this Offering, if 30,000,000 shares are sold, the shareholders acquiring shares in this Offering will own approximately 83.33% of the total number of shares then outstanding shares for which the shareholders acquiring shares will have made cash investment of $300,000, or $0.010 per share.  Our existing shareholders will own approximately 16.67% of the total number of shares then outstanding, for which they have made contributions of cash of $6,000, or $0.001 per share.

If the minimum number of the shares is sold:

Upon completion of this Offering, in the event 3,000,000 shares are sold, the net tangible book value of the 9,000,000 shares to be outstanding will be $6,871 or approximately $ 0.0008 per share.  The amount of dilution to the shareholders acquiring shares in this offering will be $ 0.0092 per share.  The net tangible book value of the shares held by our existing stockholders will be increased by $0.0047 per share without any additional investment on their part.  The shareholders acquiring shares in this offering will incur an immediate dilution from $0.010 per share to $ 0.0008 per share.

After completion of this Offering, if 3,000,000 shares are sold, the shareholders acquiring shares in this Offering will own approximately 33.33% of the total number of shares then outstanding for which the shareholders acquiring shares have made cash investment of $30,000, or $0.010 per share.  Our existing shareholders will own approximately 66.67% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $6,000, or $0.001 per share.

The following table compares the differences of investment in our shares to the shareholders acquiring shares in this Offering with investment in our shares of our existing stockholders.

Existing stockholders if all of the shares are sold:

Price per share	$0.001
Net tangible book value per share before offering	$(0.0039)
Net tangible book value per share after offering	$0.0077
Increase to present stockholders in net tangible book value per share after offering	$0.0116
Capital contributions	$6,000
Number of shares outstanding before the offering	6,000,000
Number of shares after offering held by existing stockholders	6,000,000
Percentage of ownership after offering	16.67%

Purchasers of shares in this Offering if all shares sold:

Price per share	$0.010
Dilution per share	$0.0023
Capital contributions	$300,000
Number of shares after offering held by public investors	30,000,000
Percentage of ownership after offering	83.33%
14

Existing stockholders if the minimum number of shares sold:

Price per share	$0.001
Net tangible book value per share before offering	$(0.0039)
Net tangible book value per share after offering	$0.0008
Increase to present stockholders in net tangible book value per share after offering	$0.0047
Capital contributions	$6,000
Number of shares outstanding before the offering	6,000,000
Number of shares after offering held by existing stockholders	6,000,000
Percentage of ownership after offering	66.67%

Purchasers of shares in this Offering if the minimum number of shares sold:

Price per share	$0.010
Dilution per share	$0.0092
Capital contributions	$30,000
Number of shares after offering held by public investors	3,000,000
Percentage of ownership after offering	33.33%

Plan of Distribution; Terms of the Offering

We are offering 3,000,000 shares of common stock minimum, 30,000,000 shares of common stock maximum in a direct public offering, without any involvement of underwriters or broker/dealers. The offering price is $0.010 per share.  In the event that 3,000,000 shares are not sold within 180 days of the effective date of our Prospectus, or within an additional 90 days if we choose so, all money received by us will be promptly, returned to you with interest and without deduction of any kind.   We will return your funds to you in the form a cashier’s check sent by Federal Express on the 181st day or, if extended, on the 271st day.  If at least 3,000,000 shares are sold within 180 days of the effective date of our Prospectus or, if extended, within the additional 90 days, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate bank account. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 180 days or, if extended, 270 days. Collected funds are deemed funds that have been paid by the drawee bank. The foregoing account is not an escrow, trust or similar account.  It is merely a separate interest bearing savings account under our control where we have segregated your funds. There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. Only our officers and Directors will have access to the account. You will not have the right to withdraw your funds during the offering. You will only receive your funds back if we do not raise the minimum amount of the offering within 180 days or, if extended, 270 days. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding. If we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.  As a result, you may lose your entire investment notwithstanding the purported minimum offering provisions because the funds are not held in an escrow account and are potentially subject to creditor claims.

There are no finders involved in our distribution. Officers, directors, affiliates or anyone involved in marketing our shares will not be allowed to purchase shares in the Offering.  You will not have the right to withdraw your funds during the Offering.  You will only have the right to have your funds returned if we do not raise the minimum amount of the Offering or if there is a material change in the terms of the Offering.  The following are material changes that would entitle you to a refund of your money:

-        a change in the offering price;

-        a change in the minimum sales requirement;

-        a change in the amount of proceeds necessary to release the funds held in the separate bank account;

-        a change to allow sales to affiliates in order to meet the minimum sales requirement; and

-        an extension of the offering period beyond 270 days.

If any of the above material changes occur, a new offering may be made by means of a post-effective amendment.  We will sell the shares in this Offering through our Directors, Andrian Burenta, Pavel Krykov, and Inga Cebanu.  They will receive no commission from the sale of any shares.  They will not register as a broker-dealer under Section 15 of the Exchange Act in reliance upon Rule 3a4-1.  Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.  The conditions are that:

1.     The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2.     The person is not compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.   The person is not at the time of their participation, an associated person of a broker-dealer; and,

4.  The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Securities Exchange Act 1934, as amended (the “Exchange Act”), in that she (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (C) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our Directors and officers are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer.  They are and will continue to be our officers and Directors at the end of the Offering and have not been during the last 12 months and are currently not broker-dealers or associated with a broker-dealer.  They have not during the last twelve months and will not in the next 12 months offer or sell securities for another corporation.

Only after our Prospectus is declared effective by the Securities and Exchange Commission (the “Commission”), we intend to distribute this Prospectus to potential investors at meetings and to our friends, business associates and relatives who are interested in us and a possible investment in the Offering.  We will not utilize the Internet to advertise our Offering.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder.  They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $160,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This Offering will start on the date of this Prospectus and continue for a period of up to 180 days, and an additional 90 days, if so elected by our Board of Directors.

Procedures for Subscribing

If you decide to subscribe for any shares in this Offering, you must: (i) execute and deliver a subscription agreement; and (ii) deliver a check or certified funds to us for acceptance or rejection.  All checks for subscriptions must be made payable to Nature’s Call Brands Inc.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.  All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.  Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Management’s Discussion and Analysis or Plan of Operation

We are a start-up stage corporation with limited operations and limited revenues from our business operations.  Our registered independent auditors have issued a going concern opinion.  This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next 12 months.  We do not anticipate that we will generate significant revenues until we have established our wholesale operations and developed distribution channels with sales sufficient to generate a healthy profit margin.  Accordingly, we must raise cash from sources other than operations.

To meet our need for cash we are attempting to raise money from this offering.  If we raise the minimum amount through this offering, we will be able to continue operations and remain in business for 12 months.  If we are unable to generate revenues after the 12 months for any reason, or if we are unable to make a reasonable profit after 12 months, we may have to cease operations.  At the present time, we have not made any arrangements to raise additional cash, other than through this offering.

If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.  If we raise the minimum amount of money from this offering, it will last for 12 months but with limited funds available to build and grow our business.  If we raise the maximum amount, we believe we can achieve profitable operations, however, we cannot guarantee that proceeds from this offering will be sufficient for us to continue as going concern.  If we raise less than the maximum amount and we need more money, we will have to revert to obtaining additional money through a second public offering, a private placement of securities, or loans.  Other than as described in this paragraph, we have no other financing plans.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us upon which to base an evaluation of our performance.  We are in the start-up stage of operations and have generated minimal revenues.  We cannot guarantee that we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in inventory, shipping, and marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, increases in legal fees related to filings and regulatory compliance and increases in travel expenditures.

To become profitable and competitive, we have to successfully promote and increase sales and distribution of our products.  We anticipate relying on equity sales of our common stock in order to continue to fund our business operations.  Issuances of additional shares will result in dilution to our existing stockholders.  There is no assurance that we will achieve any of additional sales of our equity securities or arrange for debt or other financing for to fund our planned business activities.  We may also rely on loans from our Directors; however, there are no assurances that our Directors will provide us with any additional funds.

Currently, we do not have any arrangements for additional financing.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations.  Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on December 3, 2007, through November 30, 2009.

During the period from December 3, 2007 (inception), through November 30, 2009, we hired consultants in the areas of bookkeeping and accounting.  We also retained an attorney in relation to this Registration Statement, and an auditor to audit our financial statements.  We have generated $11,254 in revenues from sales of countertop reverse osmosis water treatment systems and incurred $29,129 in losses since inception.  As of November 30, 2009, we incurred $32,197 in cumulative operating costs including $13,500 for accounting and audit fees; $5,200 for consulting, $3,476 for general and administrative expenses; $775 for organization costs; $722 for rent; $4,088 for legal fees; and $4,436 for travel and promotion.

We have reserved the domain name www.naturecallbrands.com in anticipation of future expansion to include other brands in our brand development portfolio.  We have not developed our website as of the date of this Prospectus and included website development in our five-year long-term plan of operations.

Since inception, we have sold 6,000,000 shares of common stock at $0.001 per share to our Directors for total proceeds of $6,000.

Liquidity and Capital Resources

As of November 30, 2009, our total assets consisted of cash of $620 and accounts receivable of $1,510 (November 30, 2008 – cash of $283) and our total liabilities were $25,259 (November 30, 2008 - $9,046) for a total working capital deficit of $23,129 (November 30, 2008 – $8,763).  During the year ended November 30, 2009, a Director of the Company provided $2,689 to the Company in cash advances for operating capital.

We expect to incur substantial losses over the next two years.  As of November 30, 2009, we had cash of $620, and we believe that we need approximately an additional $30,000 to meet our working capital requirements over the next 12 months.  Our intention is to obtain this money through this offering.

DESCRIPTION OF OUR BUSINESS AND PROPERTIES

You should rely only on the information contained in this Prospectus or any supplement hereto.  We have not authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it.  We are not making an offer to sell the shares in any jurisdiction where the offer is not permitted.  You should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front cover of this Prospectus regardless of the date of delivery of this Prospectus or any supplement hereto, or the sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since that date.

Background

We were formed on December 3, 2007.  Our plan is to become a wholesaler of water filtration systems manufactured in North America for sale and distribution in the emerging markets of Russia and other Eastern European countries.  We plan to start with sales and distribution of reverse osmosis and water filtration products for residential and light commercial users in Russia.

Water Treatment Technology Overview

Residential and Commercial Water Treatment Technologies

The water treatment systems are classified based on technology and location of the system at users’ premises. There are several types of residential and commercial water treatment technologies available on the market today. The following technologies are used in water treatment systems are ready-to-install and we intend to sell during Short Term (twelve months period) Plan and Long Term (five year period) Plan, along with a brief description of each:

Short Term Plan (twelve months period)

-        Filtration.  This is the physical process that occurs when liquids, gases, dissolved or suspended matter adhere to the surface of, or in the pores of, an adsorbent medium.  Carbon filters use this technology to filter water.

-        Reverse Osmosis.  A process that reverses, by the application of pressure, the flow of water in a natural process of osmosis so that water passes from a more concentrated solution to a more dilute solution through a semi-permeable membrane.  Most reverse osmosis systems incorporate pre- and post-filters along with the membrane itself.

Long Term Plan (five year period)

-        Ultraviolet Treatment.  This treatment style uses ultraviolet light to disinfect water or to reduce the amount of heterotrophic bacteria present in the water.

How it works

Filtration

There are several types of filters can be used in water treatment process:

Activated Carbon filters

Activated Carbon (also known as Activated Charcoal or simply AC) filters are used for the removal of color, odor, and taste from drinking water.  AC has a unique property called adsorption that allows it to remove organic contaminants and chlorine from water just like a sponge.  AC is extremely porous with an exceptionally large surface area, which gives it high absorptive capacity.  AC normally exists as a carbon block (CB), granular (GAC) or powder form (PAC).

City water supply usually contains chlorine for disinfection.  However, chlorine makes water aesthetically unpleasant for drinking.  In addition, trace organic compounds like Trihalomethanes (THM) may be present in water.  The use of AC filters removes these contaminants and improves water quality.  Although they are very effective for the removal of odor and taste, AC filters do not remove particulate, dissolved salts, hardness, or bacteria.  AC filters should be used in conjunction with a sediment filter or filters which incorporate fine filtration and AC together.

Sediment Cartridge Filters

Sediments are small particles that are carried by water flow and eventually deposit in stagnant water.  Sediment filters are the simplest type of filters that remove sediments from water.  In a sense, sediment filters can be thought of as small “water strainers,” where the smaller the pore size of the filter medium, the higher the purification level.  Because pore sizes are very small, they are usually sized in microns (micrometers).  One micron is equivalent to one millionth of a meter.  To put this figure in perspective, human hair is typically 75 microns in size and the human eye can see particles down to 40 microns.

Sediment filter media are classified into “nominal” and “absolute” ratings.  Sediment filters are made of a variety of materials including polypropylene, cotton, and glass fibers.  Sediment filters are typically used as pre-filters to a finer filtration system, such as a Reverse Osmosis system, although they can be used independently.  Unlike activated carbon filters, sediment filters do not remove chlorine, odor, or taste from water.  For typical residential filtration, a 5-micron absolute sediment filter is sufficient to achieve adequate sediment removal.  If microbial contamination is suspected in water, it is essential to use at least a “1-micron absolute” rated filter.

New filtration technologies combine sediment and activated carbon filtration in one unit to remove sediment as well as odor, taste and chlorine from water.  Depending on water quality and usage, sediment filters need to be replaced frequently.

Reverse Osmosis

Reverse Osmosis (RO) is a process of sending pressurized water through a membrane, which allows some of the water to diffuse through as permeate, or product water.  Although some of the water passes through the porous membrane, the membrane prevents solids from passing through it, producing two water streams, a product stream and a waste stream.  By separating the water, the RO process reduces total dissolved solids from the drinking or process water, including most unwanted contaminants and chemicals that can affect many food and non-food related applications. Reverse Osmosis is considered to be one of the best filtration technology available and is used in both industrial and residential water filtration.

 In Reverse Osmosis, filtration pressure is applied to the concentrated solution in order to force water through a custom-designed semi-permeable membrane.  Salts, organic compounds, and microorganisms are retained while pure water is filtered out.  The spent concentrated solution – called reject – is drained out.  In typical residential water filtration systems, RO is used in combination with sediment and carbon filtration.  This pre-filtration step is necessary in order to remove silt, sand, chlorine and other chemicals that may shorten the life of the RO membrane.  Water is then pressurized and passed through the RO membrane to produce clean water.  Some systems add a secondary carbon filter to remove any trace chemicals and a UV lamp to kill any microorganisms that might escape filtration by the RO unit.  RO units are conveniently small, operate quietly, and can fit under the kitchen sink.  They do not require frequent maintenance except for replacement of sediment and carbon cartridge filters.  RO membranes are efficient and typically last several years before they require replacement.

Ultraviolet (UV) Treatment

Ultraviolet (UV) light is electromagnetic radiation at the invisible end of the light spectrum that has short wavelength and high energy.  The sun emits UV light but most of it is absorbed by the Ozone layer in the atmosphere.  Direct exposure to UV radiation can have detrimental health effects as it affects the DNA structure of cells.  However, this energy can be utilized in water disinfection.  UV water disinfection lamps emit radiation at a certain wavelength that has germicidal properties.

Radiation is absorbed by microorganisms present in the water, causing the disruption of their DNA structure.  As a result, they become sterile and no longer reproduce.  Although they are not physically removed from water, they are considered dead and not a health risk anymore.  UV radiation is effective for the control of bacteria, viruses, mold, algae, yeasts, and other disease-causing organisms.  UV neither adds nor removes any chemicals or particulates from the water.  Hence, it does not remove sediment, chlorine, or odor if present.  Energy consumption of UV lamps is insignificant, making the technology affordable for microbial control.  Prior to UV sterilization, pre-filtration with sediment or activated carbon filters is normally used to remove sediments, particulates and color that may affect the transmission of UV radiation and sterilization efficiency.  UV treatment systems are available in varying capacities from residential units to large waterworks plants, and are used as the final step before the point of use.

Water Treatment Systems Location

The water treatment systems are classified based on technology and location of the system at users’ premises. Water filtration systems, reverse osmosis systems, ultraviolet treatment systems and water softening systems can be used as Point of Entry (POE) systems or Point-of-Use (POU) systems.  The most common modifications of the systems based on the household location of the system are listed below, along with a brief description of each.

Point-of-Entry (POE) System

These systems typically treat most of the water entering a residence.  Point-of-entry systems, or whole-house systems, are usually installed after the water meter.  (Water meters are usually located in the basement of a house.  In warm weather climates, the water meter may be in the garage or outside of the house.)  A water softener is an example of a POE system.

Point-of-Use (POU) System

These systems typically treat water in batches and deliver water to a single tap, such as a kitchen sink faucet or an auxiliary faucet mounted next to the kitchen sink.  The following table contains a brief explanation of different POU systems, which  is ordered from easiest installation/operation to more difficult or complex installation/operation.

System Type	Description
Pour Through

In pour-through products, gravity causes water to drip through a pitcher, which is usually stored in the refrigerator.  They typically have a lower capacity (i.e. can filter fewer gallons) than other types of systems.

Faucet Mount

This type of filter is mounted on an existing kitchen sink faucet (usually replacing the aerator or installed immediately before the aerator).  A diverter is usually used to direct water through the system when treated drinking water is desired.

Counter-Top Manual Fill

This system is usually placed on a counter and filled by pouring water into the system and activating it for a batch of water.  (A manual fill distiller is usually considered to be a Counter-Top Manual Fill.)

Counter-Top Connected to Sink Faucet

This product is usually placed on a counter and connected by tubing to an existing kitchen sink faucet.  The treated water dispenses out of a return tube from the kitchen faucet, or the treated water is dispensed from a spout on the system.

Plumbed-In	This type of system is usually installed under the sink and requires a permanent connection to an existing water pipe. The filtered water is dispensed through the existing sink faucet.
Plumbed-In to Separate Tap	This product installs in the same manner as plumbed-in systems (above). However, the filter water is dispensed through an auxiliary faucet mounted next to the kitchen sink.

Nature’s Call Brands will concentrate on sale and distribution of the above-described systems excluding “Pour Through” and “Counter-Top Manual Fill” products.

Market overview

General

Drinking water quality at the residential level is a sensitive issue. General public may be concerned that drinking water quality may potentially be compromised when it reaches residential end users’ homes, therefore, many homeowners may take precautionary measures by treating water supply in the home with either point-of-use (“POU”) or point-of-entry (“POE”) water treatment products as added reassurance.  This might open up opportunities for the POU/POE water treatment market.

In the past, limited options were available to residential end users who wished to purchase or install home water purification systems. To ensure household safety, health conscious consumers may of splurge on bottled water or POU devices, such as water distillers, faucet-mount filters, or pitcher filters to "purify" drinking water.  Evidently, each of these products has its pros and cons.

At present, there are numerous POU and POE water treatment product supplier competing in residential water treatment market, each trying to gain a foothold in this market space.

Reverse osmosis systems purifies water by removing microorganisms present in water.  It is also reducing the concentration of total dissolved solids (“TDS”) and other impurities found in water.

The introduction of a new generation residential membrane water treatment product for point-of-entry installation has provided the solution for low recovery rates.  Instead of filtering water at specific faucets, the POE membrane filtration unit provides the added benefit of filtering incoming water for use throughout the entire household.  One of such product of its kind has recently been introduced into the residential water treatment market by a membrane supplier Zenon Environmental (“Zenon”).  Current developments in the membrane industry enabled manufacturers of residential membrane water treatment products to apply ultra-filtration technology - traditionally used for municipal and industrial applications – for smaller scale residential use.

Demand for consumer water purification systems is driven by consumer concerns about the quality of the water in the home, and awareness of the healthful benefits of drinking clean water.  Existing owners of purification systems may consider upgrading to better and newer versions of home water treatment systems.  The addition of specialty features, such as the use of multiple technologies on a single unit, may also affect the demand in value terms.  The aftermarket plays an important role in the industry with sales of replacement filters and membranes.

In general, sales of POU water systems benefit from factors such as lower initial costs, a wider range of available purification technologies, more user-friendly operation and, in most cases, do-it-yourself installation.

Target Market Overview

The major factors affecting demand for water treatment solutions and equipment in Russia are decentralization and privatization of water facilities, developing legislation and improving implementation of it, state of the water infrastructure, financing programs, as well as growing awareness of environmental issues.  These factors are making the market attractive for foreign companies and there are opportunities for them in the Russian water sector.

The quality of water coming from the pipes is questionable, not only for drinking but even for other household purposes. Since the communal drinking water supply systems are practically state-owned and management styles are often outdated, financial resources for modernization are often insufficient.  Recent reforms to attract private management into the industry may in the long-term lead to opportunities for U.S. suppliers of water treatment equipment and technologies in the communal utilities sector.  However, opportunities for smaller companies supplying water preparation, purification and sanitation equipment and supplies currently exist in a smaller segment outside the large utilities industry, such as food processing, medical and pharmaceutical, and others.  Also opportunities exist for water treatment equipment used in the commercial, residential, and construction sectors.

Russia’s retail trade goes hand in hand with its consumer income and expenditures. With the middle class growing in Russia, there is a demand for a healthier lifestyle and it is a common practice in Russian households to buy different types of water purification systems nowadays.  These purchases are not considered a luxury, but a necessity.

Competition

Large number of U.S. water treatment manufacturers supply Russian market with high-tech equipment based on technologies such as membrane filtration, and automation of water treatment processes.  Other suppliers of the Russian water treatment market are companies from Germany, Finland, Sweden, Denmark, U.K., Italy, France, Sweden, Israel, Czech Republic, Switzerland, and Turkey.

Many European companies are penetrating the Russian market by participating in major local environmental trade shows and industry-specific conferences for which they usually receive financial support from their respective governments.  It has become common practice for European manufactures to register subsidiary companies in Russia.  These subsidiaries are involved in commercial activities and can oversee the local business operation directly, have access to key government decision-makers, participate in local projects, and establish better control over distributors and agents.  Some foreign, mostly European, companies began to manufacture in Russia either through opening their own facilities and entering into joint venture agreements with local firms or licensing to local manufacturers.

A number of foreign companies whose products are designed for use in private industrial plants and commercial and residential property construction are represented in Russia through distributors.  There are number of North American companies that already established themselves on the local market, e.g. Pentair, Inc. (USA), Kinetico Inc. (USA), Pure Aqua (USA), and Danamark Water Care Ltd. (Canada):

Pentair, Inc. (USA) is a focused industrial manufacturing company comprised of two operating segments: Water and Technical Products.  Their Water Group is a manufacturer who provides innovative products and systems used worldwide in the movement, storage, treatment, and enjoyment of water.  The company’s filtration business competes in residential and commercial water softening and filtration markets globally; in selected industrial markets for both water and other fluid filtration, largely in the United States; and for desalination and reverse osmosis projects globally.  The company addresses these markets with control valves, tanks, filter systems, filter cartridges, pressure vessels, and specialty dispensing pumps providing flow solutions for specific end-user market applications including residential, commercial, foodservice, industrial, recreation vehicles, marine, and aviation.  It owns brand names for the filtration market such as Everpure®, SHURflo®, Fleck®, CodeLine®, Structuraltm, Pentek®, SIATAtm, WellMatetm, American Plumber®, Armor®, OMNIFILTER®, Fibredynetm, and Porous Mediatm.

-        Kinetico Inc. (USA) manufactures complete systems that improve water quality for general use as well as those that provide high-quality drinking water for consumption.  Kinetico quality water systems are used in rural, problem water areas and where water is supplied by municipally controlled water utilities. Kinetico offers a full line of NSF certified water softeners and reverse osmosis drinking water systems, as well as a full line of whole-house water filters – one source for a wide variety of water treatment solutions.  Kinetico also offers a full line of commercial and industrial water treatment systems.  Kinetico distributes the elite NSF, WQA and UL certified Purefecta®, which actually produces microbiologically purified drinking water.  This product provides drinking water solutions for customers with special medical needs as well as for those customers who simply want “microbiologically purified drinking water.”

-        Pure Aqua, Inc. (USA) is a manufacturer and wholesale distributor of water treatment and commercial water purification systems.  They offer a wide range of pre-engineered as well as custom-engineered solutions for all water purification needs.  Pure Aqua serves a variety of clients` needs with water treatment and water purification equipment, each with specific goals, and Pure Aqua has drawn upon its extensive range application experiences to optimize and innovate design solutions.

-        Danamark WaterCare Ltd., (Canada).Since 1975, Danamark has grown to become a one of the leading companies  in innovative water treatment solutions, such as “Watercare”, with sales and distribution throughout Canada, United States and internationally.  Brand names for the filtration market include Danamark Watercare, Quantum Water Drinking Systems, Danapure -Private Label Brand of Ultra-filtration Systems and Antimicrobial Filter Cartridges, Pentek - Water Filtration Components etc.

Our Business

Business Model

Natures Call Brands is a wholesaler/distributor of water treatment solutions manufactured in North America for residential and commercial market in Russia.  We plan to develop a business strategy that will allow us to position ourselves as a supplier of residential and commercial water treatment/purification systems of higher quality directly from American manufacturers.  We are focused on selling water filtration and reverse osmosis systems that have a good reputation in the industry and have been tested and certified in North America.

We plan to position ourselves in a medium to higher price category with strong emphasis on quality and higher perceived value of “Made in America” brands.  We want to distinguish ourselves from similar products manufactured locally and in Asia.

We plan to utilize our directors’ knowledge and experience in the industry and develop a network of local contractors, home renovation companies, and local distributors working directly with home improvement, hardware, and other specialty stores.  We also want to implement our referral program through local contractors and engineering and design companies who work in the industry e.g. recommending our water filtration systems to their local commercial and residential clients during the water treatment solution design.

Our revenue will consist of two major source of income:

-         Revenue from sale of ready-to-install water treatment systems including water filtration systems, reverse osmosis systems  and ultraviolet treatment units; and

-          Revenue from sale of supplied replacement filters, cartridges and other components that need to be replaced periodically in already installed water treatment systems.

Plan of Operations

Short term plan ( twelve months)

The two key elements of our short term plan are to create our initial portfolio of water treatment systems we want to sell to the Russian market and test sales performance of these products. Our plan of operation for the next twelve months will focus on these key elements and on establishing our company’s structure and logistics. We plan to achieve the targeted goals by completing the following stages of our plan of operations:

Phase I – Creating Portfolio of Water Treatment Systems

Initially, we intend to concentrate on two main types of water treatment systems based on technology used for water purification when determining our portfolio of products we wish to carry, such as reverse osmosis systems and water filtration systems:

1)    Reverse Osmosis Systems for residential and light commercial customers.

The Reverse Osmosis Process is the removal of undesirable water contaminants by forcing untreated water through a semi-permeable membrane.  We intent to test and make our selection based on the customers’ feedback the following Point-of-Use types of reverse osmosis systems based on location:

-        Plumbed-In to Separate Tap Under-Sink Reverse Osmosis Systems.  With 4-Stages, 5-Stages and 6-Stage and UV Light and Booster Pump Reverse Osmosis Systems under-sink models offer quality water with the convenience of an under-sink filter.  This system is very convenient for any household.

-        Countertop Connected to Sink Faucet Reverse Osmosis System.  Countertop RO units use the same membranes and filters as larger under-sink units and produce water of the same quality.  “Countertop” means more than that the unit sits on the kitchen cabinet.  It refers to a style of reverse osmosis unit that produces directly into a container and does not have the pressurized storage tank used on “under-sink” reverse osmosis units.  This allows for the omission of several standard under-sink reverse osmosis parts, like automatic shutoff systems and check valves.  The design of this system is simpler and the unit is less expensive.

Countertop reverse osmosis systems are cost effective solution for water purification.  Customers can get more water for their money than with under-sink reverse osmosis systems because with countertop units the storage tank, the ledge faucet, and several small internal parts are not needed.  Water quality with countertops is the same as with under-sink units, however due to the simplicity in their design; they are much more cost effective than under-sink units.

2)    Filtration Systems

We intend to offer “Plumbed In” under-sink water filtration systems with the sanitary quick-change cartridge design that makes cartridge changes very simple and quick.  Under-sink water filtration systems eliminate the impurities of tap water. We intent to carry under-sink water filtration systems with two types of water filter housing: double housing and triple housing for best protection.  Each housing adds a filtration stage to the system.  The following combination of filter cartridges is usually used in under-sink water filters depending on the individual manufacturers:

-Carbon cartridge - removes toxicity, taste, and odors;

- 0.5 micron micro-filtration cartridge - for reduction of bacteria like e-coli, cyst, taste and odor

- Sediment removal cartridge - removes sediments in tap water

- Super carbosyl cartridge - reduces iron, heavy metals, taste, and odor.

These under-sink water filter system are conveniently installed under the kitchen sink and are only used as needed.  No drain line is necessary and they usually come with an installation kit and instructions.

We plan to create our portfolio of these products by sourcing them through industry trade shows, directly contacting North American manufacturers, and searching through industry publications, ads, and referrals.  Initially we want to select up to ten different water filtration systems that in our opinion will be most suitable for our targeted consumer.

We intend to fulfill Phase I of our plan through the following stages:

a)       We will buy selected reverse osmosis systems and water filtration systems directly from North American manufacturers and distributors in smaller/trial quantities and start testing them in the most populated cities in Russia.  We have already bought several countertop and under-sink reverse osmosis systems from APEC Water Systems, a California based manufacturer, and shipped and installed these systems in two major cities in Russia, Moscow and Novosibirsk.  In addition to APEC’s reverse osmosis systems, we are going to test the countertop water enhancement system from Sun Water Systems, a Texas based manufacturer.  We have bought two sample packages from Sun Water Systems each containing 1 AQ-4000 Drinking Water Enhancement System, 1 AQ-4100 Pure Shower System, 1 PSB-3 Purity Sports Bottle, and marketing materials.  The samples were sent to our partners (Sibtechmontaz in Novosibirsk and KMZ in Moscow) in Russia for further evaluation. We have not entered into any written agreements with Sibtechmontaz, KMZ or any other company, and, at this point, use their services only for water treatment systems testing. We may choose other companies in the future for system evaluation and installation based on specialization and geographical location.

b)       We will monitor the satisfaction level with the systems we have supplied in order to determine which models are performing the best and are better suited for local water parameters.  We will collect feedback from the distributors and installers and analyze the potential of each individual system and potential target consumer for each tested model.

We plan to complete the Phase I of our plan approximately within three to five months from the time we sell the minimum number of shares. We expect to spend approximately $10,000 on the Phase I of our plan. If the minimum number of shares will not be sold within 180 days or, if extended, 270 days from the effective date of our Prospectus we will not be able to complete the Phase I of our plan until we find an alternative source of financing.

Phase II - Certification

Once the market is tested and product lines are determined, we plan to obtain necessary certifications on the systems required by Russian regulatory authorities.  Goods exported to Russia are subject to one or a combination of mandatory certification systems, which includes GOST R Certificate of Conformity.  The water filtration systems are included in the list of products which are subject to mandatory COST R certification under the category “Equipment for purification of wastewater, drink water, including household.”

GOST R Certificate of Conformity

The GOST R Certificate of Conformity is the most common and permissive document in Russia testifying that the product meets necessary safety standards.  Original or certified copy of the Certificate of Conformity is required for customs clearance at the Russian border as well as for sale and / or marketing within the country.  The certified product should be marked by the registered GOST R sign (so called Mark of Conformity), which clearly demonstrates product compliance to the applicable Russian standards.

Depending on the annual export volume, there are different types of Certificates of Conformity determining the evaluation procedure:

  Single shipment certificates.  The “Consignment Certificate of Conformity” is a trade document valid for one consignment only, i.e. for a certain quantity and type of product.  This kind of certificate is advisable if a company export to Russia sporadically.
  Certificates for serial production.  The “Serial Production Certificate of Conformity” is a trade document whose validity can vary from 12 months to 3 years depending on the nature of the products.  Such a document enables a company to export unlimited times and quantities of heterogeneous goods produced during the certificate validity period.  This type of GOST R certificate is especially suitable for the company with regular export activities and a wide product range.  To ensure the compliance of products to Russian standards after the certificate has been issued, an annual inspection by accredited Certification Body is necessary.

We will verify with our prospective suppliers if they have the GOST R certificates for the equipment they manufacture.  There is a chance that some systems, or some parts of the systems, e.g. filter cartridges, have been certified for sale/manufacturing in Russia.  If the certification will be necessary, we plan to hire consultants specializing in GOST R certification.  There are a number of companies in North America that offer these services.  Due to the start up nature of our business, we do not expect large trading volumes and will be seeking certification for each shipment.  There is no guarantee that we will be able to obtain all necessary certifications.  Therefore, we may have to cease our overseas operations and investors will lose all of their investment.

We expect to complete the Phase II of our plan within four months following the completion of the Phase I. We expect to spend approximately $5,000 on the Phase II of our plan. If the minimum number of shares will not be sold within 180 days or, if extended, 270 days from the effective date of our Prospectus we will not be able to complete the Phases I and II of our plan until we find an alternative source of financing.

Phase III – Workforce and Logistics

Once we finalize our product portfolio and determine import requirements to Russia we plan to find and establish our relationship with a freight forwarding company. We will be looking for an established international freight forwarding operator which has its own division in the USA. Our search will concentrate on the shipper’s ability to provide the following services:

  Speedy customs clearance at point of entry.
  Low freight rates and Russia handling charges at destination.
  Seamless door to door service from pick up at shipment point through to delivery to Russian client's premises.
  Accurate customs entry work, avoiding prohibitive duty rates.
  Consultancy on all customs related matters i.e. import licensing regulations, quota requirements, duty drawback, transhipments etc.

In addition we will be looking for a shipper who has its own dedicated sea-freight inbound full container load (FCL) and groupage services (LCL), or air-freight consolidation services. Due to the start-up nature of our business we do not expect to ship our products in full container load during the next twelve months of our operations. We will be utilizing the option of shipping our products through a company who ships “less than container” loads on favorable terms.

We plan to hire additional personnel, based on the activity level of our operations and product delivery requirements. In addition, to achieve our plans for future growth we will need to recruit, hire, train and retain other highly qualified sales and managerial personnel.  Competition for qualified employees is intense, and if we cannot attract, retain and motivate these additional employees their absence could have a materially adverse effect on our business, financial condition or results of operations. All future hiring will be subject to financing and sufficient cash flow from operations. If we raise minimum amount of the proceeds from this offering we may not be able to hire additional employees such as sales force or managerial staff. If we won’t be successful in raising additional capital for our working capital we may cease our operations and investors will lose all of their investments.

We plan to organize the logistics and finalize our workforce requirement within three months following the completion of the Phase II. We plan to spend approximately $2,000 on Phase III of our plan.

Future Operations

We plan to start selling the products in larger quantities to potential buyers, such as distributors and companies specializing in installation and maintenance of water treatment systems when market tests will be completed, product portfolio determined, all necessary certifications obtained and purchase orders secured.  We do not plan at this point to sell the water treatment systems to individual end users. We will obtain all the necessary information about prospective brands and products we wish to include in our portfolio from the manufacturers to develop a sale support system.  This information will include technical specifications, instructions for installation and recommendations on frequency of replacement of filter cartridges and comparisons to competitors’ systems.

We will evaluate the consumer response to the introduced new products by working closely with distributors, installers, and engineering companies and deciding on whether to keep or adjust our product lines.  Then we will develop a more detailed plan of operations including types of products and next order volumes.

Once we determine number of products, models and prices for the types of systems we will carry, we will start to make orders in larger volumes.  This will allow us to lower our cost of goods and shipping charges.  Upon completion of this stage will start to implement our marketing plan.

Marketing and Financing

Marketing

We plan to locate and establish partnership relations with companies specializing in water treatment systems installation located in major industrial cities in Russia. As of the date of this Prospectus we have not entered into any partnership agreements with such companies. We plan to develop a strategic marketing plan, by working together with our future partners, to generate product awareness in geographical areas where we plan to introduce our products.  We will focus our marketing strategy in order to generate product awareness amongst the “middle class” population of Moscow, Novosibirsk, Saint Petersburg, and other larger cities.  The middle class represents the potential end user of our products as it has recently become more aware and concerned about the environmental impact of consumption of bottled water and poor quality tap water.  We will actively support our future partners by providing marketing materials and all necessary documentation to promote our products and increase peoples’ awareness of the concept of sustainable living and improving household water quality. We also plan to participate in local trade shows targeting companies involved in design and construction of new housing developments as well as renovation specialists.  The marketing plan will cover the following:

-        Active promotional program including product demonstrations, printing promotional materials, educating buyers and other potential distributors on the brands we carry.

-        Public and media relations program in key areas.

-        Participating in trade shows through local distributors by supplying our products and representing them at the shows to increase customer awareness of our products.

Financing

We intend to raise a minimum of $30,000 and up to a maximum of $300,000 of gross proceeds from this Offering.  Due to the “start up” nature of our business, we expect to incur losses as it expands.  To date, our cash flow requirements have been primarily met by debt and equity financings.  Management believes that if we raise minimum amount of proceeds from this offering we will have sufficient cash flow to meet our capital requirements for at least the next twelve months, but with limited funds available to build and grow our business.  Management expects to keep operating costs to a minimum until cash is available through financing or operating activities. Management plans to continue to seek other sources of financing on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all.   If we are unable to generate profits or unable to obtain additional funds for our working capital needs, we may need to cease or curtail operations.  Furthermore, there is no assurance the net proceeds from any successful financing arrangement will be sufficient to cover cash requirements during the initial stages of the Company’s operations.

Long-term plan

There are four key elements of our long-term plan (next five years):

a) Expansion of our portfolio by diversifying our offerings with broader selections of water treatment products.  The next possible types of products may include:

 -  Point-of-entry systems, or whole-house systems.  The whole home water system is a larger, stationary (usually basement-located) unit that filters all the water that enters a home and allows enjoyment of bottled water quality throughout the entire home, including showers, sinks, bathtubs, washing machines, and dishwashers.

-  Shower filters.  A shower filter is an adjustable shower head with a filter cartridge that filters shower water by removing chlorine, dirt, sediments, and odors.

-   Ultraviolet water purification systems.  UV water systems destroy bacteria, mold, virus, and algae from drinking water and process water without the use of heat or chemicals.  The UV range of purification systems are low cost, easy to use, and good  alternatives to chlorine and ozone for purifying water for domestic, commercial, and small industrial applications.

b)    Introduction of new product categories, e.g. Bottle-less Reverse Osmosis Water Coolers - bottle-less water dispenser with filtration that produces hot and cold water from the tap, eliminating the hassle of replacing heavy 5-gallon water bottles.  Good fit for today's modern offices and homes.

c)     Expansion of sales territories, increasing number of distributors and uncovering new distribution channels.

d)    Determination of alternative revenue streams by expanding in commercial and industrial water treatment systems.

Competition

The Company's business is subject to significant competition.  A significant number of U.S. water treatment systems manufacturers supply Russia with high-tech equipment based on technologies such as membrane filtration and automation of water treatment processes, amongst others.  German companies are also participating in the local municipal communal utilities renovation projects.  Other suppliers of the Russian water treatment market are companies from Finland, Sweden, Denmark, U.K., Italy, France, Sweden, Israel, Czech Republic, Switzerland, and Turkey.  The Russian water treatment market is highly competitive and dominated by large multinational Western brands and international retail chains.  One such chain is OBI, a modern European DIY (do-it-yourself) retailer, which operates numerous stores located in European countries with around 12 stores in Russia.  Auchan is another chain, a French retailer who carries variety of water filters and water filtration systems for self installation along with other independent stores throughout Russia.

In addition a large number of local companies have become dealers and distributors of many US companies such as Pentair, Inc. (a parent of  Everpure Inc. USA ),  Kinetico Inc. (USA), Danamark WaterCare Ltd., (Canada), Pure Aqua (USA), Dime Water Inc etc.

There is also number of large, mid and small size local Russian competitors offering similar products among many others.  Many Russian companies have started to utilize their know-how and manufacture their own branded products with significantly lower price range due to lower labor and manufacturing costs.  Examples are Aquaphor Corporation, a Moscow-based company BIORAY, METTEM-Technologies Ltd, etc.

In our particular product segment, we compete against a diverse group of wholesalers and retailers offering wide range of residential and commercial water purification products.  Moreover, competition is intense and poses great difficulty for smaller companies and distributors.  Nature’s Call Brands will try to offer distinctive products, which address specific consumer needs.  We will target specific group of distributors, wholesalers and companies specializing in installation and maintenance of water treatment systems who are focused on creating an environment with a higher standard of living and are looking for unique products and brands that are not offered by other competitors.

Due to limited financing and fierce competition from multinational wholesalers and retailers, we may not be able to generate sustainable revenues and will have to cease operations.  In addition, it is possible that mass-market discount retailers will increase their investment and enclose water treatment products in their retail operations, thereby achieving greater market penetration and placing additional competitive pressures on our business.

Description of Property

We do not hold ownership or leasehold interest in any property.

Directors, Executive Officers and Control Persons

Our executive officers and Directors and their respective ages as of the date of this Prospectus are as follows:

Name	Age	Position

Andrian Burenta	33	President, Chief Executive Officer, Director
Inga Cebanu	26	Secretary, Treasurer, Chief Financial Officer, Director
Pavel Krykov	73	Director

The Directors will serve as Directors until our next annual shareholder meeting or until a successor is elected who accepts the position.  Directors are elected for one-year terms.  Officers hold their positions at the will of the Board of Directors, absent any employment agreement.  There are no arrangements, agreements, or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of Nature’s Call Brands’ affairs.

Mr. Andrian Burenta has been our President and Chief Executive Officer and a member of the Board of Directors since December 3, 2007 (inception).  He graduated from Army Command and General Staff College and served in the Army until 2002.  After he ended his military career, Andrian started his own construction company where he served as C.E.O. and general manager for the past five years. His company was involved in a number of construction projects including several joint venture residential developments as well as commercial renovation projects in Moscow. Mr. Burenta is not an officer or Director of any other reporting company.  Mr. Burenta intends to devote approximately 20% of his business time to our affairs.

Mr. Pavel Krykov has been our Director and a member of the Board of Directors since December 24, 2008.  He graduated from the Novosibirsk College of Civil Engineering and has been working for engineering companies as a professional engineer designing water supply and water treatment systems for over 25 years.  His duties as a professional engineer included designing projects, preparing, reviewing, and negotiating cost estimates, drafting plans/specifications, and collecting site data.  His duties in supervisory capacity included overseeing the construction of municipal buildings, directing and managing departmental personnel, including building inspectors, clerical personnel and enforcing building codes and regulations.  Since 1998 to present Mr. Krykov has held the position of Supervisor of Building division for City Hall of Kaliniski District of Novosibirsk, the third largest city in Russia.  He is responsible for administering the Building Code and other applicable laws.  Mr. Krykov is also responsible for the inspection of new construction and developments. Mr. Krykov is not an officer or Director of any other reporting company.  Mr. Krykov intends to devote approximately 35% of his business time to our affairs.

Mrs. Inga Cebanu has been our Secretary and Chief Financial Officer and a member of the Board of Directors since August of 2008.  From March 2002 to August 2007, Mrs. Cebanu held various positions in construction industry in project management teams and was responsible for managing all phases of residential and commercial construction projects.

In the past two years, since September 2007 till present, Mrs. Cebanu has worked as a senior buyer and consultant for “Modern Santekhnica,” a private enterprise specializing in wholesale and retail sales of kitchen and bath appliances and fixtures. Mrs. Cebanu is not an officer or Director of any other reporting company and intends to devote approximately 30% of her business time to our affairs.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers from inception on December 3, 2007 through November 30, 2009. Our fiscal year end is November 30.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value &
							Nonqual-
						Non-Equity	ified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position [1]	Year	($)	($)	($)	($)	(S)	($)	($)	($)
Andrian Burenta	2009	0	0	0	0	0	0	1,750	1,750 (i)
President, CEO	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

Inga Cebanu, CFO,	2009	0	0	0	0	0	0	750	750 (ii)
Secretary & Treasurer	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

(i)              The company's president provides management services to the company as per unwritten arrangement with the company. These services include: overseeing daily operations; corresponding with customers, vendors, professional firms and regulatory authorities; identifying potential products for our portfolio; monitoring the company’s reporting and compliance activities. During the year ended November 30, 2009, management services of $1,750 were charged to operations.

(ii)            The company’s chief financial officer provides management services to the company. During the year ended November 30, 2009 management services of $750 were charged to operations.

The following table sets forth information with respect to compensation paid by us to our Directors during the year ended November 30, 2009.  Our fiscal year end is November 30. No compensation has been paid to our Directors from inception on December 3, 2007 through November 30, 2008.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Andrian Burenta	0	0	0	0	0	0	0
Inga Cebanu	0	0	0	0	0	0	0
Pavel Krykov	0	0	0	0	0	2,700	2,700 (iii)

(iii)           The company's Director provides consulting services to the company as per unwritten arrangement with the company. These services include: corresponding with customers, vendors and professional firms. During the year ended November 30, 2009, the company incurred $2,700 in consulting fees with this Director.

All compensation received by our officers and Directors has been disclosed. There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and Directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our Directors do not receive any compensation for serving as a member of the Board of Directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of November 30, 2009, and January 29, 2010, of our common stock by each of our Directors, and by all executive officers and Directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities.  As of November 30, 2009, and January 29, 2010, there were 6,000,000 common shares issued and outstanding.  All persons named have sole voting and investment power with respect to the shares, except as otherwise noted.

				Percent of	Percent of
Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Before Offering	Class After Offering with Minimum Number of Shares Sold	Class After Offering with Maximum Number of Shares Sold
		(1)	(%)	(%)	(%)
Common	Andrian Burenta President, CEO, and Director	2,500,000	41.67	27.78	6.94
Common	Inga Cebanu ,Secretary, Treasurer, CFO and Director	1,000,000	16.66	11.11	2.79
Common	Pavel Krykov, Director	2,500,000	41.67	27.78	6.94
	All officers and Directors as a Group that consists of three persons	6,000,000	100.0	66.67	16.67

(1) - Includes shares that could be obtained by the named individuals within the next 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not entered into any transactions with our officers, Directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $60,000. We do not have any written agreements with our officers and directors.

The President and the Chief Financial Officer of the Company provide management services to the Company. During the year ended November 30, 2009, management services of $2,500 (November 30, 2008 - $0) were charged to operations.

A Director of the Company provides consulting services to the Company. During the year ended November 30, 2009, consulting services of $2,700 (November 30, 2008 - $0) were charged to operations.

As of November 30, 2009, the Company owed to Directors of the Company $2,689 for management, consulting and loans for working capital purposes. Such loans are unsecured, non-interest bearing, and have no terms for repayment.

DESCRIPTION OF SECURITIES

Common Stock

The authorized capital stock of Nature’s Call Brands Inc. consists of 75,000,000 common shares, $0.001 par value.  Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights.  The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions.  All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of Nature’s Call Brands Inc., whether voluntary or involuntary, to share equally in the assets of Nature’s Call Brands available for distribution to stockholders.

The Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by Nature’s Call Brands' Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote.  Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of Directors can elect all the Directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of Nature’s Call Brands’ common stock are entitled to dividends if declared by the Board of Directors out of funds legally available; therefore, Nature’s Call Brands does not anticipate the declaration or payment of any dividends in the foreseeable future.  We intend to retain earnings, if any, to finance the development and expansion of our business.  Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, Nature’s Call Brands’ financial condition, capital requirements, general business conditions, and other factors.  Therefore, there can be no assurance that any dividends of any kind will ever be paid.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Shares Eligible for Future Sale

The 30,000,000 shares of common stock registered in this Offering will be freely tradable without restrictions under the Securities Act.  No shares held by our "affiliates" (officers, directors or 10% shareholders) are being registered hereunder.  Our 6,000,000 issued and outstanding shares have been held since August 4, 2009, and are subject to the sale limitations imposed by Rule 144.  Under Rule 144, since our Directors an affiliate as defined in that rule, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

The eventual availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Legal Proceedings

No officer, Director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.  We are not aware of any pending or threatened legal proceedings which involve Nature’s Call Brands Inc.

During the past five years, Messrs. Burenta, Krykov, and Cebanu have not been the subject of the following events:

1. Any bankruptcy petition filed by or against any business of which Messrs. Burenta, Krykov and Cebanu were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Messrs. Burenta’s, Krykov’s and Cebanu’s involvement in any type of business, securities or banking activities.

4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws.  We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against  such  liabilities  is asserted by one of our  Directors, officers  or controlling persons in connection with the securities being registered, we will, unless in the  opinion  of our legal  counsel  the  matter has been  settled by controlling  precedent,  submit the question of whether such indemnification is against  public  policy to court of  appropriate  jurisdiction.  We will then be governed by the court's decision.

Interest of Named Experts and Counsel

Our financial statements included  in this  Prospectus  and the  Registration Statement  have been audited by Davis Accounting Group P.C., Registered Independent Auditors,  to the  extent  and for the  periods  set  forth in  their  report appearing  elsewhere in this document and in the  registration  statement  filed with the SEC,  and are  included  in reliance  upon such  report  given upon the authority of said firm as experts in auditing and accounting.

Synergen Law Group, our legal counsel, has provided an opinion on the validity of our common stock.  We retained the counsel solely for the purpose of providing this opinion and have not received any other legal services from this firm.

Additional Information

We have filed with the Commission a Registration Statement on Form S-1 under the 1933 Act with respect to the securities offered by this Prospectus.  This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission.  For further information with respect to us and the securities offered by this Prospectus, reference is made to the Registration Statement.  Statements contained in this Prospectus as to the contents of any contract or other document that we have filed as an exhibit to the Registration Statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions.  The Registration Statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

Reports to Security Holders

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our registered independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

Financial Statements

Index to Financial Statements, November 30, 2009 and 2008 (Audited)…………………………………………………F-1

NATURE’S CALL BRANDS INC.

(A DEVELOPMENT STAGE COMPANY)

INDEX TO FINANCIAL STATEMENTS

NOVEMBER 30, 2009, AND 2008

       Report of Registered Independent Auditors......................................................................... F-2

       Financial Statements-

          Balance Sheets as of November 30, 2009, and 2008 ........................................................ F-3

          Statements of Operations for the Year Ended November 30, 2009,

             the Period Ended November 30, 2008, and Cumulative from Inception ........................... F-4

          Statement of Stockholders’ (Deficit) for the Period from Inception

            Through November 30, 2009 ........................................................................................ F-5

          Statements of Cash Flows for the Year Ended November 30, 2009,

            the Period Ended November 30, 2008, and Cumulative from Inception ............................ F-6

        Notes to Financial Statements November 30, 2009, and 2008 .............................................. F-7

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and Stockholders

of Nature’s Call Brands Inc.:

We have audited the accompanying balance sheets of Nature’s Call Brands Inc. (a Nevada corporation in the development stage) as of November 30, 2009, and 2008, and the related statements of operations, stockholders’ (deficit), and cash flows for the year ended November 30, 2009, the period ended November 30, 2008, and cumulative from inception (December 3, 2007) through November 30, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nature’s Call Brands Inc. as of November 30, 2009, and 2008, and the results of its operations and its cash flows for the year ended November 30, 2009, the period ended November 30, 2008, and cumulative from inception (December 3, 2007) through November 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company is in the development stage, and has not established any source of revenue to cover its operating costs.  As such, it has incurred an operating loss since inception.  Further, as of November 30, 2009, and 2008, the cash resources of the Company were insufficient to meet its planned business objectives.  These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plan regarding these matters is also described in Note 2 to the financial statements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,

January 15, 2010.

NATURE'S CALL BRANDS INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
AS OF NOVEMBER 30, 2009, AND 2008

ASSETS

	2009	2008
Current Assets:
Cash	$ 620	$ 283
Accounts receivable	1,510	-

Total current assets	2,130	283

Total Assets	$ 2,130	$ 283

LIABILITIES AND STOCKHOLDER'S ( DEFICIT)

Current Liabilities:
Accounts payable and accrued liabilities	$ 22,570	$ 9,046
Due to related parties	2,689	-

Total current liabilities	25,259	9,046

Total liabilities	25,259	9,046

Commitments and Contingencies

Stockholders' (Deficit):
Common stock, par value $0.001 per share, 75,000,000 shares authorized;
6,000,000 and no shares issued and outstanding
in 2009 and 2008, respectively	6,000	-
Common stock subscription - 1,000,000 shares	-	1,000
(Deficit) accumulated during the development stage	(29,129)	(9,763)

Total stockholders' (deficit)	(23,129)	(8,763)

Total Liabilities and Stockholder's (Deficit)	$ 2,130	$ 283

The accompanying notes to financial statements are

an integral part of these balance sheets.

NATURE'S CALL BRANDS INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED NOVEMBER 30, 2009, THE PERIOD ENDED
NOVEMBER 30, 2008, AND CUMULATIVE FROM INCEPTION
(DECEMBER 3, 2007) THROUGH NOVEMBER 30, 2009

	Year Ended	Period Ended	Cumulative
	November 30,	November 30,	From
	2009	2008	Inception

Revenues, net	$ 11,254	$ -	$ 11,254

Cost of Revenues	8,186	-	8,186

Gross Profit	3,068	-	3,068

Expenses:
General and administrative-
Accounting and audit fees	9,000	4,500	13,500
Consulting	5,200	-	5,200
Travel	1,378	3,058	4,436
Legal fees	3,600	488	4,088
Other	2,534	942	3,476
Legal - Organization costs	-	775	775
Rent	722	-	722

Total operating expenses	22,434	9,763	32,197

(Loss) from Operations	(19,366)	(9,763)	(29,129)
	-	-
Other Income (Expense)	-	-	-

Provision for Income Taxes	-	-	-

Net (Loss)	$ (19,366)	$ (9,763)	$ (29,129)

(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	$ (0.01)	$ -

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	1,956,164	-

The accompanying notes to financial statements are

an integral part of these statements.

NATURE'S CALL BRANDS INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' (DEFICIT)
FOR THE PERIOD FROM INCEPTION (DECEMBER 3, 2007)
THROUGH NOVEMBER 30, 2009

				(Deficit)
				Accumulated
			Common	During the
	Common stock		Stock	Development
Description	Shares	Amount	Subscribed	Stage	Total

Balance - December 3, 2007	-	$ -	$ -	$ -	$ -

Common stock subscribed - 1,000,000 shares	-	-	1,000	-	1,000

Net (loss) for the period	-	-	-	(9,763)	(9,763)

Balance -November 30, 2008	-	-	1,000	(9,763)	(8,763)

Common stock issued for cash	5,000,000	5,000			5,000

Common stock issued for subcription	1,000,000	1,000	(1,000)		-

Net (loss) for the period				(19,366)	(19,366)

Balance - November 30, 2009	6,000,000	$ 6,000	$ -	$ (29,129)	$ (23,129)

The accompanying notes to financial statements are

an integral part of this statement.

NATURE'S CALL BRANDS INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED NOVEMBER 30, 2009, THE PERIOD ENDED
NOVEMBER 30, 2008, AND CUMULATIVE FROM INCEPTION
(DECEMBER 3,2007) THROUGH NOVEMBER 30, 2009

	Year Ended	Period Ended	Cumulative
	November 30,	November 30,	From
	2009	2008	Inception

Operating Activities:
Net (loss)	$ (19,366)	$ (9,763)	$ (29,129)
Adjustments to reconcile net (loss) to net cash
(used in) operating activities:
Changes in Current Assets and Liabilities-
Accounts receivable	(1,510)	-	(1,510)
Accounts payable and accrued liabilities	13,524	9,046	22,570

Net Cash (Used in) Operating Activities	(7,352)	(717)	(8,069)

Investing Activities:
Purchases of property and equipment		-	-

Net Cash (Used in) Investing Activities		-	-

Financing Activities:
Proceeds from issurance of common stock	5,000	-	5,000
Proceeds from common stock subscription		1,000	1,000
Due to related parties	2,689	-	2,689

Net Cash Provided by Financing Activities	7,689	1,000	8,689

Net Increase in Cash	337	283	620

Cash - Beginning of Period	283	-	-

Cash - End of Period	$ 620	$ 283	$ 620

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$ -	$ -	$ -

Income taxes	$ -	$ -	$ -

The accompanying notes to financial statements are

an integral part of these statements.

NATURE’S CALL BRANDS INC.

 (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2009, AND 2008

1.     Summary of Significant Accounting Policies

     Basis of Presentation and Organization

Nature’s Call Brands Inc. (the “Company” or “Nature’s Call Brands”) is a Nevada corporation in the development stage and has minimal operations. The Company was incorporated under the laws of the State of Nevada on December 3, 2007.  The business plan of the Company is to sell and distribute water treatment systems for residential and commercial use.

      Cash and Cash Equivalents

For purposes of reporting within the statements of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

     Revenue Recognition

The Company is in the development stage and has realized minimal revenues from operations.  The Company recognizes revenues when the sale and/or distribution of products is complete, risk of loss and title to the products have transferred to the customer, there is persuasive evidence of an agreement, acceptance has been approved by its customer, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.  Net revenues are comprised of gross revenues less expected returns, trade discounts, and customer allowances that include costs associated with off-invoice markdowns and other price reductions, as well as trade promotions and coupons.  These incentive costs are recognized at the later of the date on which the Company recognized the related revenue or the date on which the Company offers the incentive.

     Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the periods.  Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  There were no dilutive financial instruments issued or outstanding for the year ended November 30, 2009, and the period ended November 30, 2008.

      Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740, Income Taxes.  Under FASB ASC 740-10-25, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

NATURE’S CALL BRANDS INC.

 (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2009, AND 2008

The Company maintains a valuation allowance with respect to deferred tax assets.  Nature’s Call Brands establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period.  Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset.  Any change in the valuation allowance will be included in income in the year of the change in estimate.

     Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods.  Considerable judgment is required in estimating fair value.  Accordingly, the estimates of fair value may not be indicative of the amounts Nature’s Call Brands could realize in a current market exchange.  As of November 30, 2009, and 2008, the carrying value of the Company’s financial instruments approximated fair value due to the short-term nature and maturity of these instruments.

     Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed.  At the time of the completion of the offering, the costs are charged against the capital raised.  Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

     Impairment of Long-lived Assets

Capital assets are reviewed for impairment in accordance with FASB ASC 360, Property, Plant, and Equipment, which was adopted effective January 1, 2002.  Under FASB ASC 360, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, when the carrying value of the asset exceeds the fair value. For the year ended November 30, 2009, the period ended November 30, 2008, and cumulative from inception, no events or circumstances occurred for which an evaluation of the recoverability of long-lived assets was required.

     Advertising and Promotion

The Company expenses all advertising and promotion costs as incurred. The Company did not incur advertising and promotion costs during the year ended November 30, 2009, and the period ended November 30, 2008.

NATURE’S CALL BRANDS INC.

 (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2009, AND 2008

     Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions.  As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

    Subsequent Events

The management of the Company performs a review and evaluation of subsequent events following the end of each quarterly and annual financial period.  For the year ended November 30, 2009, the review and evaluation of subsequent events for proper accrual and disclosure was completed through January 15, 2009, which was the date the financial statements were available to be issued.

     Estimates

The accompanying financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.  Actual results may vary from these estimates.

2.             Development Stage Activities and Going Concern

The Company is in the development stage, and has minimal operations.  The business plan of the Company is to sell and distribute water treatment systems for residential and commercial use.  During the period from December 3, 2007, through November 30, 2009, the Company was organized and incorporated, conducted a capital formation activity to raise $6,000 through the issuance of 6,000,000 shares of common stock, and realized minimal revenues.  The Company intends to conduct additional capital formation activities through the issuance of its common stock and to further conduct its operations.

While management of the Company believes that the Company will be successful in its planned operating activities under its business plan and capital formation activities, there can be no assurance that it will be successful in the sale and distribution of water treatment systems for residential and commercial use or the formation of sufficient capital such that it will generate adequate revenues to earn a profit or sustain its operations.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United State of America, which contemplate continuation of the Company as a going concern.  The Company has not established a source of revenues sufficient to cover its operating costs, and as such, has incurred an operating loss since inception.  Further, as of November 30, 2009, and 2008, the Company had a working capital deficiency of $23,129, and $8,763, respectively.  These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern.

NATURE’S CALL BRANDS INC.

 (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2009, AND 2008

   3.     Capital Stock

The total number of common shares authorized that may be issued by the Company is 75,000,000 shares with a par value of $0.001 per share, and no other class of shares is authorized.

During the year ended November 30, 2009, the Company issued 6,000,000 shares of common stock at $0.001 per share to its Directors for total proceeds of $6,000.  1,000,000 of these shares pertain to subscribed stock for which $1,000 was paid during the period ended November 30, 2008.

As of November 30, 2009, the Company had not issued any shares nor granted any stock options under share-based compensation transactions.

   4.     Income Taxes

The provision (benefit) for income taxes for the year ended November 30, 2009 and the period ended November 30, 2008 were as follows (assuming a 15 percent effective tax rate):

	Year Ended	Period Ended
	November 30,	November 30,
	2009	2008

Current Tax Provision:
Federal
Taxable income	$ -	$ -

Total current tax provision	$ -	$ -

Deferred Tax Provision:
Federal
Loss carryforwards	$ 2,905	$ 1,464
Change in valuation allowance	(2,905)	(1,464)

Total deferred tax provision	$ -	$ -

The Company had deferred income tax assets as of November 30, 2009 and 2008 as follows:

	November 30,	November 30,
	2009	2008

Loss carryforwards	$ 4,369	$ 1,464
Less - Valuation allowance	(4,369)	(1,464)

Total net deferred tax assets	$ -	$ -

NATURE’S CALL BRANDS INC.

 (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2009, AND 2008

As of November 30, 2009, the Company had approximately $29,129 in tax loss carry forwards that can be utilized in future periods to reduce taxable income, and begin to expire in the year 2027.

The Company provided a valuation allowance equal to the deferred income tax assets for the year ended November 30, 2009, and the period ended November 30, 2008, because it is not presently known whether future taxable income will be sufficient to utilize the loss carry forwards.

   5.     Related Party Transactions

The President and the Chief Financial Officer of the Company provides management services to the Company.  During the year ended November 30, 2009, management services of $2,500 (November 30, 2008 - $0) were charged to operations.

A Director of the Company provides consulting services to the Company.  During the year ended November 30, 2009 consulting services of $2,700 (November 30, 2008 - $0) were charged to operations.

As of November 30, 2009, the Company owed to Directors of the Company $2,689 for management, consulting and loans for working capital purposes. Such amounts are unsecured, non-interest bearing, and have no terms for repayment.

   6.   Recent Accounting Pronouncements

On December 4, 2007, the FASB issued FASB Statement No. 160, (FASB ASC 810-10) “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”.  SFAS No. 160 (FASB ASC 810-10) establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity.  The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement.  SFAS No. 160 (FASB ASC 810-10) clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest.  In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated.  Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date.  SFAS No. 160 (FASB ASC 810-10) also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest.

SFAS No. 160 (FASB ASC 810-10) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Earlier adoption is prohibited.  The management of Nature’s Call Brands does not expect the adoption of this pronouncement to have a material impact on its financial statements.

In March 2008, the FASB issued FASB Statement No. 161, (FASB ASC 815) “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement 133”.  SFAS No. 161 (FASB ASC 815) enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures

NATURE’S CALL BRANDS INC.

 (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2009, AND 2008

regarding how:  (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under FASB No. 133, “Accounting for Derivative Instruments and Hedging Activities”; and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  Specifically, SFAS No. 161 (FASB ASC 815) requires:

•         disclosure of the objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation;

•         disclosure of the fair values of derivative instruments and their gains and losses in a tabular format;

•         disclosure of information about credit-risk-related contingent features;

•         and cross-reference from the derivative footnote to other footnotes in which derivative-related information is disclosed.

SFAS No. 161 (FASB ASC 815) is effective for fiscal years and interim periods beginning after November 15, 2008.  Earlier application is encouraged.  The management of Nature’s Call Brands does not expect the adoption of this pronouncement to have a material impact on its financial statements.

On May 9, 2008, the FASB issued FASB Statement No. 162, (FASB ASC 105) “The Hierarchy of Generally Accepted Accounting Principles”.  SFAS No. 162 (FASB ASC 105) is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (“GAAP”) for nongovernmental entities.

Prior to the issuance of SFAS No. 162 (FASB ASC 105), GAAP hierarchy was defined in the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards (“SAS”) No. 69, “The Meaning of Present Fairly in Conformity with Generally Accept Accounting Principles.”  SAS No. 69 has been criticized because it is directed to the auditor rather than the entity.  SFAS No. 162 (FASB ASC 105) addresses these issues by establishing that the GAAP hierarchy should be directed to entities because it is the entity (not the auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP.

The sources of accounting principles that are generally accepted are categorized in descending order as follows:

a.       FASB Statements of Financial Accounting Standards and Interpretations, FASB Statement 133 Implementation Issues, FASB Staff Positions, and American Institute of Certified Public Accountants (AICPA) Accounting Research Bulletins and Accounting Principles Board Opinions that are not superseded by actions of the FASB.

b.      FASB Technical Bulletins and, if cleared by the FASB, AICPA Industry Audit and Accounting Guides and Statements of Position.

c.       AICPA Accounting Standards Executive Committee Practice Bulletins that have been cleared by the FASB, consensus positions of the FASB Emerging Issues Task Force (EITF), and the Topics discussed in Appendix D of EITF Abstracts (EITF D-Topics).

NATURE’S CALL BRANDS INC.

 (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2009, AND 2008

d.      Implementation guides (Q&As) published by the FASB staff, AICPA Accounting Interpretations, AICPA Industry Audit and Accounting Guides and Statements of Position not cleared by the FASB, and practices that are widely recognized and prevalent either generally or in the industry.

SFAS No. 162 (FASB ASC 105) is effective 60 days following the SEC’s approval of the Public Company Accounting   Oversight Board amendment to its authoritative literature.  It is only effective for nongovernmental entities; therefore, the GAAP hierarchy will remain in SAS 69 for state and local governmental entities and federal governmental entities.  The management of Nature’s Call Brands does not expect the adoption of this pronouncement to have a material impact on its financial statements.

On May 26, 2008, the FASB issued FASB Statement No. 163, (FASB ASC 944) “Accounting for Financial Guarantee Insurance Contracts”.  SFAS No. 163 (FASB ASC 944) clarifies how FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS No. 60”), applies to financial guarantee insurance contracts issued by insurance enterprises, including the recognition and measurement of premium revenue and claim liabilities.  It also requires expanded disclosures about financial guarantee insurance contracts.

The accounting and disclosure requirements of SFAS No. 163 (FASB ASC 944) are intended to improve the comparability and quality of information provided to users of financial statements by creating consistency.  Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under SFAS No. 60, “Accounting and Reporting by Insurance Enterprises.”  That diversity results in inconsistencies in the recognition and measurement of claim liabilities because of differing views about when a loss has been incurred under FASB Statement No. 5, “Accounting for Contingencies” (“SFAS No. 5”).  SFAS No. 163 (FASB ASC 944) requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation.  It also requires disclosure about (a) the risk-management activities used by an insurance enterprise to evaluate credit deterioration in its insured financial obligations and (b) the insurance enterprise’s surveillance or watch list.

SFAS No. 163 (FASB ASC 944) is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for disclosures about the insurance enterprise’s risk-management activities.  Disclosures about the insurance enterprise’s risk-management activities are effective the first period beginning after issuance of SFAS No. 163 (FASB ASC 944).  Except for those disclosures, earlier application is not permitted.  The management of Nature’s Call Brands does not expect the adoption of this pronouncement to have material impact on its financial statements.

On May 22, 2009, the FASB issued FASB Statement No. 164, (FASB ASC 958) “Not-for-Profit Entities: Mergers and Acquisitions”.  SFAS No. 164 (FASB ASC 958) is intended to improve the relevance, representational faithfulness, and comparability of the information that a not-for-profit entity provides in its financial reports about a combination with one or more other not-for-profit entities, businesses, or nonprofit activities. To accomplish that, this Statement establishes principles and requirements for how a not-for-profit entity:

NATURE’S CALL BRANDS INC.

 (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2009, AND 2008

a.       Determines whether a combination is a merger or an acquisition.

b.      Applies the carryover method in accounting for a merger.

c.       Applies the acquisition method in accounting for an acquisition, including determining which of the combining entities is the acquirer.

d.      Determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of a merger or an acquisition.

This Statement also improves the information a not-for-profit entity provides about goodwill and other intangible assets after an acquisition by amending FASB Statement No. 142, Goodwill and Other Intangible Assets, to make it fully applicable to not-for-profit entities.

SFAS No. 164 (FASB ASC 958) is effective for mergers occurring on or after December 15, 2009, and acquisitions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2009.  Early application is prohibited.  The management of Nature’s Call Brands does not expect the adoption of this pronouncement to have material impact on its financial statements.

On May 28, 2009, the FASB issued FASB Statement No. 165, (FASB ASC 855) “Subsequent Events”.  SFAS No.  165 (FASB ASC 855) establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, Statement 165 (FASB ASC 855) provides:

1.      The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements.

2.      The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements.

3.      The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009.  The management of Nature’s Call Brands does not expect the adoption of this pronouncement to have material impact on its financial

In June 2009, the FASB issued FASB Statement No. 166, (FASB ASC 860) “Accounting for Transfers of Financial Assets- an amendment of FASB Statement No, 140”. SFAS No. 166 (FASB ASC 860) is a revision to SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” and will require more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets.  It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures.

This statement is effective for financial asset transfers occurring after the beginning of an entity's first fiscal year that begins after November 15, 2009. The management of Nature’s Call Brands does not expect the adoption of this pronouncement to have a material impact on its financial statements.

NATURE’S CALL BRANDS INC.

 (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2009, AND 2008

In June 2009, the FASB issued FASB Statement No. 167, (FASB ASC 810) "Amendments to FASB Interpretation No. 46(R)". SFAS No. 167 (FASB ASC 810) amends certain requirements of FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” and changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated.  The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance.

This statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. The management of Nature’s Call Brands does not expect the adoption of this pronouncement to have a material impact on its financial statements.

In June 2009, the FASB issued FASB Statement No. 168, (FASB ASC 105) "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162".  SFAS No. 168 (FASB ASC 105) establishes the FASB Accounting Standards Codification (the "Codification") to become the single official source of authoritative, nongovernmental U.S. generally accepted accounting principles (“GAAP”).  The Codification did not change GAAP but reorganizes the literature.

SFAS No. 168 (FASB ASC 105) is effective for interim and annual periods ending after September 15, 2009. The management of Nature’s Call Brands does not expect the adoption of this pronouncement to have a material impact on its financial statements.

PART  II.  INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses to be paid in connection with the common stock being registered, all of which will be paid by Nature’s Call Brands Inc. (on behalf of itself and the selling stockholders) in connection with this Offering.  All amounts are estimates except for the registration fee.

Accounting and audit fees	$4,500
Edgar filing fees	1,000
Legal fees and expenses	3,600
Securities and Exchange Commission registration fee	17
Transfer Agent Fees	800

Total:	$9,917

IDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or Director who is made a party to any proceeding, including a lawsuit, because of his/her position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest.  We may advance expenses incurred in defending a proceeding.  To the extent that the officer or Director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney's fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or Director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to Directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

We completed an offering of 6,000,000 shares of our common stock at a price of $0.001 per share to our Directors Andrian Burenta (2,500,000), Pavel Krykov (2,500,000), and Inga Cebanu (1,000,000) on August 4, 2009.  The total amount received from this Offering was $6,000.  We completed this offering pursuant to Regulation S of the Securities Act.

The offer and sale of all shares of our common stock listed above were affected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Regulation S promulgated under the Securities Act.  The investor acknowledged the following: subscriber is not a United States Person, nor is the subscriber acquiring the shares directly or indirectly for the account or benefit of a United States Person.  None of the funds used by the subscriber to purchase the units have been obtained from United States Persons.  For purposes of this Agreement, “United States Person” within the meaning of U.S. tax laws, means a citizen or resident of the United States, any former U.S. citizen subject to Section 877 of the Internal Revenue Code, any corporation, or partnership organized or existing under the laws of the United States of America or any state, jurisdiction, territory or possession thereof and any estate or trust the income of which is subject to U.S. federal income tax irrespective of its source, and within the meaning of U.S. securities laws, as defined in Rule 902(o) of Regulation S, means: (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

 (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if organized under the laws of any foreign jurisdiction, and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

FINANCIAL STATEMENT SCHEDULES

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

EXHIBITS

The exhibits listed under here below are filed as part of this Form S-1:

3.1	Articles of Incorporation*
3.2 4.2 4.3	Bylaws* Subscription Agreement* Private Placement Subscription Agreement*
5.1	Legal Opinion of Synergen Law Group, APC with consent to use *
23.1	Consent of Davis Accounting Group P.C., Independent Registered Certified Public Accountants

*     - filed as an exhibit to our registration statement on Form S-1 filed on December 17, 2009.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.     To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

      (a)  include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)  reflect in the Prospectus any facts or events which,  individually or together, represent a fundamental change in the information set forth in this Registration Statement; and notwithstanding the forgoing, any increase or decrease  in volume of  securities  offered (if the total  dollar value of  securities  offered  would not exceed that which was registered)  and  any  deviation  from  the  low or  high  end of the estimated  maximum  offering  range may be  reflected  in the form of  Prospectus  filed with the commission  pursuant to Rule 424(b) if, in  the aggregate,  the changes in the volume and price represent no more  than a 20% change in the maximum  aggregate  offering price set forth in the  "Calculation  of  Registration  Fee"  table in the  effective  Registration Statement; and

      (c)  include any additional or changed material information on the plan of distribution.

2.    That, for the purpose of determining  any liability  under the  Securities Act,  each  such  post-effective  amendment  shall be  deemed to be a  new registration statement relating to the securities offered herein, and  the offering  of such  securities  at that  time  shall be  deemed  to be  the initial bona fide offering thereof.

3.    To remove from registration by  means of a post-effective amendment any of  the  securities  being  registered  hereby  which  remain  unsold  at  the termination of the offering.

4.    That, for determining  our  liability  under  the  Securities  Act  to any  purchaser in the initial distribution of the securities, we undertake that in  a  primary  offering  of  our securities pursuant to this Registration  Statement,  regardless  of  the  underwriting  method  used  to  sell  the  securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following  communications,  we  will be a seller  to  the  purchaser  and  will  be considered to offer or sell such securities to such purchaser:

(i)          any preliminary Prospectus or Prospectus that we file relating to the offering required to be filed pursuant  to  Rule 424 (Section 230.424 of this chapter);

     (ii)          any free writing Prospectus relating to the offering prepared by or on our behalf or used or referred to by us;

    (iii)         the portion of any other free writing Prospectus relating to the offering containing material information about us or our securities provided by or on behalf of us; and

     (iv)        any other communication that is an offer in the offering made by us to the purchaser.

Each  Prospectus  filed  pursuant  to  Rule 424(b) as  part  of  a  registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed  in  reliance  on Rule 430A, shall be deemed to be part of and included in the registration statement  as  of the date it is first used after effectiveness.  Provided, however, that no statement made in  a  registration  statement  or  Prospectus  that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that  is  part of the registration statement will, as to a purchaser with a time of contract  of sale prior to such first use, supersede or modify any statement that was made in  the  registration statement or Prospectus that was part of the registration statement or  made  in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities  Act may be  permitted   to our  directors,  officers  and  controlling persons  pursuant to the provisions   above,   or  otherwise,   we have been advised that  in  the opinion  of  the   Securities   and  Exchange   Commission  such indemnification is against public policy as expressed in the Securities  Act, and is, therefore, unenforceable.

In the event that a claim for  indemnification  against such liabilities,  other than the  payment by us of expenses  incurred  or paid by one of our  Directors, officers,  or controlling  persons in the successful defense of any action, suit or  proceeding,  is asserted by one of our Directors,  officers,  or controlling persons in connection with the securities being  registered,  we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit  to a  court  of  appropriate  jurisdiction  the  question  whether  such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement to be signed on our behalf by the undersigned, on January 29, 2010.

NATURE’S CALL BRANDS, INC.

By:	/s/ Andrian Burenta
Andrian Burenta,
President, Principal Executive Officer and Director

By:	/s/ Inga Cebanu
Inga Cebanu,
Secretary, Principal Accounting Officer and Director

POWER OF ATTORNEY

We, the undersigned officers and Directors of  Nature’s Call Brands Inc., hereby severally constitute and appoint  Andrian Burenta, Pavel Krykov and Inga Cebanu, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Andrian Burenta	President, Principal Executive Officer and Director	January 29, 2010
Andrian Burenta
/s/ Inga Cebanu	Treasurer, Principal Accounting Officer, Principal Financial Officer and Director	January 29, 2010
Inga Cebanu

/s/ Pavel Krykov	Director	January 29, 2010
Pavel Krykov

II-IV